Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement (Form S-1) of Forum Energy Technologies, Inc. pursuant to Rule 462(b) of the Securities Act of 1933 of our report dated March 14, 2012 except for the effects of the 37 for 1 stock split of the Company’s issued and outstanding common stock described in Note 2, as to which the date is March 28, 2012, relating to the consolidated financial statements of Forum Energy Technologies, Inc., which appears in the Registration Statement (Form S-1 (No. 333-176603)). We also consent to the reference to us under the heading “Experts” in the Registration Statement (Form S-1 (No. 333-176603)) that is incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

April 11, 2012